UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Golfsmith International Holdings, Inc. - GOLF

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Golfsmith International Holdings, Inc.
11000 N. IH-35
Austin, Texas 78753

Dear Stockholder:
     On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting of Stockholders of Golfsmith International Holdings, Inc. (the “Company”) to be held at our corporate headquarters at 11000 N. IH-35, Austin, Texas 78753 on Thursday, May 10, 2007, at 8:00 a.m. (CDT).
     The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the specific business to be acted upon.
     In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the stockholders.
     It is important that your shares be represented at the meeting. Please review the instructions on the proxy or voting instruction card. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible. Please complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope or follow the alternate voting procedures described on the proxy.
Sincerely,

James D. Thompson
Chief Executive Officer, President and Director

Golfsmith International Holdings, Inc.
11000 N. IH-35
Austin, Texas 78753

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 10, 2007

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Golfsmith International Holdings, Inc., a Delaware corporation, will be held at its corporate headquarters at 11000 N. IH-35, Austin, Texas, 78753 on Thursday, May 10, 2007, at 8:00 a.m. (CDT), for the following purposes:
1.	The election of eleven directors to serve one-year terms expiring at the later of the annual meeting of stockholders in 2008 or until a successor is elected and qualified;

2.	The ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 29, 2007; and

3.	The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.
     The proxy statement, which follows this notice, fully describes these items. We have not received notice of other matters that may be properly presented at the annual meeting.
     Stockholders of record at the close of business on April 11, 2007, will be entitled to vote at the meeting and any adjournment or postponement thereof. If you wish to vote your shares at the meeting, the inspector of elections will be available to record your vote at the meeting site beginning at 8:00 a.m. (CDT) on the date of the meeting. Voting is expected to close at the commencement of the meeting.
     You are cordially invited to attend the meeting, but whether or not you expect to attend in person, you are urged to mark, date and sign the enclosed proxy and return it in the enclosed prepaid envelope or follow the alternative voting procedures described on the proxy.
By Order of the Board of Directors

R. Scott Wood
Secretary
April 16, 2007

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES
Date, Time and Place of Meeting
     The Board of Directors of Golfsmith International Holdings, Inc. (the “Company”) is soliciting your proxy for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our corporate headquarters at 11000 N. IH-35, Austin, Texas 78753, on Thursday, May 10, 2007, at 8:00 a.m. (CDT) and any adjournment or postponement of the Annual Meeting. We are initially mailing this Proxy Statement and the accompanying proxy card to stockholders of the Company on or about April 16, 2007.
Record Date, Outstanding Shares and Quorum
     Only holders of record of the Company’s common stock at the close of business on April 11, 2007 (the “Record Date”), will be entitled to vote at the Annual Meeting. On the Record Date, we had 15,772,599 shares of common stock outstanding and entitled to vote. If a majority of the shares outstanding on the Record Date are present at the Annual Meeting, either in person or by proxy, we will have a quorum at the Annual Meeting. Any shares represented by proxies that are marked for, against or to abstain from voting on a proposal will be counted as present in determining whether we have a quorum. Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention is the same as a vote against a proposal, except that abstentions have no effect on the election of directors. If a broker, bank, custodian, nominee or other record holder of the Company’s common stock indicates on a proxy card that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present in determining whether we have a quorum, but will not be counted or entitled to vote on that particular matter. Please note banks and brokers will vote their clients’ shares only if the proposal is a matter on which they have discretion to vote (such as the election of directors), or if their client provides instructions on how to vote by following the instructions provided by such broker.
Voting Rights and Voting of Proxies
     Holders of the Company’s common stock are entitled to one vote for each share they held as of the Record Date. Cumulative voting for directors is not permitted. Directors will be elected by a plurality of the votes cast by the shares of common stock present at the Annual Meeting (either in person or by proxy), which means that the eleven nominees with the most votes will be elected. Approval of Proposal No. 2 requires approval by the holders of a majority of the shares of common stock present at the Annual Meeting (either in person or by proxy). Abstentions and broker non-votes will not have an effect on determining the number of shares voted.
Solicitation and Voting of Proxies
     The proxy included with this Proxy Statement is solicited by the Board of Directors of the Company for use at the Annual Meeting. You can submit your proxy card by mailing it in the envelope provided. If your proxy card is properly completed and received, and it is not revoked before the Annual Meeting, your shares will be voted at the Annual Meeting according to the instructions indicated on your proxy card. If you sign and return your proxy card but do not give any voting instructions, your shares will be voted in favor of the election of each of the director nominees listed in Proposal No. 1 and in favor of Proposal No. 2. To our knowledge, no other matters will be presented at the Annual Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment. Most beneficial owners whose stock is held in street name receive voting instructions forms from their banks, brokers or other agents, rather than the Company’s proxy/voting instruction card. Beneficial owners may also be able to vote by telephone or the Internet. They should follow the instructions on the form they receive from their bank, broker, or other agent. The method of voting used will not limit a stockholder’s right to attend the Annual Meeting.

Expenses of Solicitation
     The Company will pay the costs of preparing, printing and mailing this Notice of Annual Meeting of Stockholders and Proxy Statement, the enclosed proxy card and the Company’s 2006 Annual Report to Stockholders. We will also reimburse brokerage firms and others for reasonable expenses incurred by them in connection with their forwarding of proxy solicitation materials to beneficial owners. The solicitation of proxies will be conducted primarily by mail, but may also include telephone, facsimile or oral communications by directors, officers or regular employees of the Company acting without special compensation.
Revocation of Proxies
     If you submit the enclosed proxy card, you may revoke it at any time before voting takes place at the Annual Meeting. There are three ways you can revoke your proxy: (1) deliver to the Secretary of the Company a written notice, dated later than the proxy you want to revoke, stating that the proxy is revoked; (2) deliver to the Secretary of the Company a signed proxy with a later date than the proxy you want to revoke; or (3) attend the Annual Meeting and vote in person. For this purpose, communications should be addressed to R. Scott Wood, Secretary, 11000 N. IH-35, Austin, Texas, 78753, and must be received before the time that the proxy you wish to revoke is voted. Please note that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a previously given proxy, you must contact that entity.

PROPOSALS SUBMITTED FOR STOCKHOLDER VOTE
Proposal 1
ELECTION OF DIRECTORS
     Our board of directors (the “Board of Directors”) consists of eleven members, five of whom are affiliated with First Atlantic Capital, Ltd. Our amended and restated bylaws provide that members of our Board of Directors will be elected to one-year terms. The terms of each of our eleven current directors will expire at the Annual Meeting. Charles E. Shaw, currently a director, will be retiring as a director at the Annual Meeting. Thomas Berglund has been nominated to fill the vacancy resulting from Mr. Shaw’s retirement. The remaining ten current directors of the Company have been nominated for reelection to serve until the next Annual Meeting or until a successor is elected and qualified. In the case of a vacancy occurring on the Board of Directors during the year, the remaining Board of Directors may elect another director as a replacement.
     A stockholder may (i) vote for the election of any one or more of the nominees, or (ii) withhold authority to vote for one or more of the nominees by so indicating on the proxy card. Your shares will be voted as you specify on the enclosed proxy card or as you instruct via the alternative voting procedure described on the proxy card. If you sign, date and return the proxy card without specifying how you want your shares voted, they will be voted for the election of the Director nominees. If unforeseen circumstances (such as death or disability) require the Board of Directors to substitute another person for any of the Director nominees, your shares will be voted for that other person.
     Directors are elected by a plurality of votes of the shares represented at the meeting and entitled to vote. The effects of abstentions and “broker non-votes” are discussed under “Information About the Meeting, Voting and Proxies.”
NOMINEES
     The following table sets forth information as to each nominee for election, including their age (as of the Record Date), background and principal occupations:

	Principal Occupation, Business	Director
Name and Age	Experience and Directorships	Since
Martin Hanaka 57	Martin E. Hanaka became the Chairman of the Board in April 2007. Mr. Hanaka has served as Chairman Emeritus of the board of directors of The Sports Authority, Inc. since June 2004. Mr. Hanaka was the Chairman of the Board of The Sports Authority, Inc. from November 1999 until June 2004 and was its Chief Executive Officer from September 1998 until August 2003. Mr. Hanaka joined The Sports Authority, Inc.’s board of directors in February 1998. From 1994 to 1997, Mr Hanaka served as President, Chief Operating Officer and a director of Staples, Inc. Mr. Hanaka is also a director of Brightstar Corporation, a wireless wholesale distributor.	2007

Thomas Berglund 46	Thomas A. Berglund, is a nominee for the Board of Directors, and has been a Managing Director of First Atlantic Capital, Ltd. since 2004. Prior to joining First Atlantic Capital, Ltd. Mr. Berglund had been a partner at Jupiter Partners, a middle-market private equity firm serving as a partner from 1999 to 2004 and as vice president from 1994 until 1999. He is currently a director of Precision Parts International and BHM Technologies, Inc.	Nominee

Roberto Buaron 60	Roberto Buaron became a director in October 2002 and serves on our Nominating Committee. Mr. Buaron has been the Chairman and Chief Executive Officer of First Atlantic Capital, Ltd. since he founded the firm in 1989. From 1986 to 1989, Mr. Buaron was a senior partner with Overseas Partners Inc., a New York middle market private equity firm.	2002

	Principal Occupation, Business	Director
Name and Age	Experience and Directorships	Since
Glenda Chamberlain 53	Glenda Chamberlain became a director in August 2006 and is a member of our Audit Committee. Ms. Chamberlain has been the Executive Vice President and Chief Financial Officer of Whole Foods Market, Inc. since 1988, and prior to that held various positions in public accounting, retail and businesses consulting. She also serves on the board of directors, the compensation committee and audit committee for Credit Acceptance Corporation.	2006

James Grover 35	James Grover became a director in October 2002 and serves on our Audit Committee. Mr. Grover has been a Managing Director at First Atlantic Capital, Ltd. since March 2007. Prior to that Mr. Grover served as a principal at First Atlantic Capital, Ltd. since May 2004, as a Vice President from August 2000 until May 2004 and as an associate from July 1998 until August 2000. Mr. Grover is a director of Prestolite Electric, Inc., Precision Parts International, and Country Pure Foods, Inc.	2002

Thomas G. Hardy 61	Thomas G. Hardy became a director in October 2002. Mr. Hardy has served as an Operating Partner for an affiliate of First Atlantic Capital, Ltd. since August 2004. Mr. Hardy has been the Chairman of the Board of Trustees of the American University of Paris since May 2003 and a member of the Advisory Board of Main Street Resources, a private equity fund specializing in small and medium sized management buy-outs since May 2002.	2002

Marvin E. Lesser 65	Marvin E. Lesser became a director in June 2006 and serves as Chairman of our Audit Committee. Mr. Lesser is Managing Partner of Sigma Partners, L.P., a private investment partnership, and President of Alpina Management, LLC, an investment advisor. He is also a director of Pioneer Companies, Inc. and the St. Moritz 2000 Fund, Ltd.	2006

James Long 64	James Long became a director in October 2002. Mr. Long has been a Senior Advisor to First Atlantic Capital, Ltd. since January 1, 2005, and was a Managing Director at First Atlantic Capital, Ltd. from 1991 to 1994. From 1970 to 1975, Mr. Long was director of acquisitions for The Sperry and Hutchinson Company.	2002

Lawrence Mondry 47	Lawrence Mondry became a director in May 2005. Mr. Mondry was the Chief Executive Officer of CompUSA Inc. from December 2003 to May 2006. Prior to that, he served as President of CompUSA Stores and Chief Operating Officer since March 2000. Mr. Mondry serves as a director for Micron, Inc.	2005

James D. Thompson 44	James D. Thompson has served as our Chief Executive Officer, President and a director since October 2002. Prior to that, Mr. Thompson served as our Senior Vice President from September 2000 until October 2002. From August 1999 to September 2000, Mr. Thompson served as our Vice President – Merchandising, and from January 1999 to August 1999 he served as our Director of Brand Management. Mr. Thompson serves as a director of the National Golf Foundation.	2002

Noel Wilens 44	Noel Wilens became a director in October of 2002 and serves on our Compensation and Nominating Committees. Mr. Wilens has been a Managing Director of First Atlantic Capital, Ltd. since May 2004. From May 2001 until May 2004, he was a principal at First Atlantic Capital, Ltd. From October 1995 until May 2001, Mr. Wilens was a general partner of Bradford Equities Fund, L.L.C., a New York-based private equity firm. Mr. Wilens serves as a director of Prestolite Electric, Precision Parts International and Country Pure Foods, LLC.	2002
     Beneficial ownership information for these individuals is shown under the heading “Security Ownership of Directors and Executive Officers” and is based on information furnished by the respective individuals.
     The Board of Directors Recommends that you vote to elect Mr. Hanaka, Mr. Berglund, Mr. Buaron, Ms. Chamberlain, Mr. Grover, Mr. Hardy, Mr. Lesser, Mr. Long, Mr. Mondry, Mr. Thompson and Mr. Wilens as directors for a one-year term.

Proposal 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Company’s Audit Committee recommends to the stockholders the ratification of the selection of Ernst & Young LLP (“Ernst & Young”), an independent registered public accounting firm, to audit the accounts of the Company and its subsidiaries for 2007. Ernst & Young has served as the independent registered public accounting firm for the Company since 1994.
Pre-Approval Policy
     A representative of Ernst & Young will be present at the Annual Meeting, may make a statement if he or she desires to do so, and will be available to respond to appropriate questions. The Audit Committee pre-approves and reviews audit services performed by Ernst & Young as well as the fees charged by Ernst & Young for such services. To avoid certain potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly-traded company from obtaining certain non-audit services from its independent registered public accounting firm. During fiscal 2005 and 2006, the Company did not engage Ernst & Young to provide any prohibited non-audit services and obtained such services as necessary from other service providers. For additional information concerning the Audit Committee and its activities with Ernst & Young, see “Report of the Audit Committee” and “Committees of the Board of Directors.” The Audit Committee pre-approved all audit services provided by Ernst & Young in fiscal 2006. In the future, the Company may engage Ernst & Young to provide certain permitted audit-related and non-audit services in accordance with applicable law.
Fees Paid to Independent Registered Public Accounting Firm
     The following table sets forth the aggregate fees billed to the Company for the years ended December 31, 2006 and 2005, by Ernst & Young:

Fees Paid to Independent Registered Public Accounting Firm
	2006		2005
Audit fees	$992,816	(1)	$272,270	(2)
Audit-related fees	—		—
Tax fees	218,550	(3)	375,536	(3)
All other fees	1,624		—

	$1,212,990		$647,806

(1)	Comprised of (i) approximately $320,000 in fees for the fiscal 2006 financial statement audit, review of financial statements included in the Company’s Form 10-Q filings and services that are typically provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements; and (ii) approximately $673,000 in fees related to the Company’s filing of a registration statement in connection with its initial public offering.

(2)	Comprised of fees for the fiscal 2005 financial statement audit, review of financial statements included in the Company’s Form 10-Q filings, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(3)	Tax services include professional services rendered for preparation of the Company’s federal and state income tax returns and for tax consulting associated with regulatory tax agencies.
     In the event the stockholders fail to ratify the appointment of Ernst & Young, the Audit Committee will consider the possible selection of other auditors for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent accounting firm at any time during the year if it feels that such a change would be in the best interest of the Company and its stockholders.
The Board of Directors Unanimously Recommends that you vote FOR Proposal 2.

REPORT OF THE AUDIT COMMITTEE
     The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
     The Audit Committee, as of April 2, 2007, was comprised of Marvin E. Lesser, Glenda Chamberlain and James Grover. Mr. Lesser and Ms. Chamberlain are independent directors, as defined in Item 401(h) of Regulation S-K of the U.S. Securities and Exchange Commission (the “SEC”) and the rules of the Nasdaq Global Market (“Nasdaq”). The Audit Committee operates under a written charter, a copy of which is attached to this Proxy Statement as Appendix A and is available in the Investor Relations section of the Company’s website at www.golfsmith.com, under “Corporate Governance.” Consistent with the rules of the SEC and Nasdaq, Mr. Grover will cease to be a member of the Audit Committee prior to June 16, 2007, the first year anniversary of the Company’s initial public offering, and the Board of Directors will appoint an independent director in his place.
     The Audit Committee includes two independent directors who are determined by the Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules. Mr. Lesser and Mr. Chamberlain are each independent directors who have been determined to be audit committee financial experts. Stockholders should understand that this designation is an SEC disclosure requirement related to Mr. Lesser and Ms. Chamberlain’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Lesser or Ms. Chamberlain any duties, obligations or liabilities that are greater than are generally imposed on either of them as members of the Audit Committee and the Board of Directors, and their designation as an audit committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board of Directors.
     The primary focus of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal controls and audit function. Management has the primary responsibility for preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with applicable accounting standards, and applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards in the United States. Members of the Audit Committee are not auditors, and their functions are not intended to duplicate or certify the activities of management and the independent auditors, nor can the Audit Committee certify that the independent auditors are “independent” under applicable rules.
     In this context, the Audit Committee has met and held discussions with management and the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the audited financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 30, 2006, were prepared in accordance with generally accepted accounting principles in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The Audit Committee’s discussions with the independent registered public accounting firm were held both with and without management present, and included the scope of their respective audits, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.
     In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and approved the fees for audit services provided by Ernst & Young. During fiscal 2005 and 2006, the Company did not engage Ernst & Young to provide any prohibited non-audit services in light of the possible effect of the performance of such services on the auditor’s independence.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 30, 2006, as filed with the SEC. The Audit Committee has recommended (which recommendation was adopted by the Board of Directors) the selection of the Company’s independent registered public accounting firm, subject to stockholder approval.
AUDIT COMMITTEE
Marvin E. Lesser (Chair)
Glenda Chamberlain
James Grover
GOVERNANCE OF THE COMPANY
     Our Board of Directors takes corporate governance very seriously and is committed to sound corporate governance practices. Our Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company. In accordance with applicable Delaware law, the business of the Company is managed under the direction of its Board of Directors. Pursuant to the Company’s amended and restated bylaws (the “Amended and Restated Bylaws”), the Board of Directors is to consist of not less than five nor more than thirteen directors. Our Board of Directors currently consists of eleven directors. During 2006, the Board of Directors met or took action by written consent 12 times (not including committee meetings). Each of the directors attended at least 75% percent of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors on which they served during 2006.
CODE OF BUSINESS CONDUCT AND ETHICS
     The Company has adopted a Code of Ethics for Senior Executives and Financial Officers, which applies to the Chief Executive Officer, Chief Financial Officer, Vice President—Finance and Accounting Operations, Controller and any other employee with any responsibility for the preparation and filing of documents with the SEC. Additionally, the Company has adopted a Code of Business Conduct and Ethics which applies to all directors, officers and employees. Copies of each of these codes are available in the Investor Relations section of the Company’s website at www.golfsmith.com, under “Corporate Governance.” The information on the Company’s website is not incorporated by reference in this Proxy Statement. The Company will disclose on a Form 8-K amendments to provisions of the Code of Ethics and the Code of Business Conduct and Ethics by posting such amendments on its website. In addition, any such amendments, as well as any waivers of the Code of Ethics for directors or executive officers will be disclosed in a report on a Form 8-K.
INDEPENDENCE OF DIRECTORS
     The Company is a “controlled company” under the Nasdaq corporate governance rules. A “controlled company” is a company of which more than 50% of the voting power is held by an individual, group or another company. Based on a voting rights and stockholders’ agreement among Atlantic Equity Partners III L.P. (“Atlantic Equity Partners”), and Carl Paul and Franklin Paul, Atlantic Equity Partners will hold more than 50% of our voting power. Among other things, the controlled company exemption eliminates the requirements that (1) a majority of the Board of Directors consist of independent directors, and (2) the Company establish a nominating committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purpose and responsibilities of the compensation committee. The “controlled company” exemption does not modify the independence requirements for our Audit Committee. Accordingly, as described above, within one year after the closing of our initial public offering, the Audit Committee will consist entirely of directors that satisfy the independence requirements of the SEC and Nasdaq. In addition, if the Company ceases to qualify as a “controlled company” in the future, the Board of Directors will be required to be composed of a majority of independent directors and the Compensation and Nominating Committees will be required to be composed entirely of independent directors within one year of the date that we lose the Company ceases to be a “controlled company”.

     Notwithstanding the controlled company exemption, the Board of Directors has determined that three of its eleven members are independent directors in accordance with the requirements of the Nasdaq Global Market. These requirements include a series of objective tests, including that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, as further required by the rules of the Nasdaq Global Market, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board of Directors reviewed and discussed information provided by the Board of Directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and its management. The Board of Directors has reviewed the independence of the current non-management directors under these standards and found Mr. Mondry, Mr. Lesser and Ms. Chamberlain, to be independent. Of the remaining eight directors on the Company’s Board of Directors, only one director, James D. Thompson, the Company’s Chief Executive Officer, is an employee of the Company.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS
     The Board of Directors has established a process to receive communications from stockholders. Stockholders who wish to communicate with the Board of Directors, or individual directors, may send correspondence to them care of R. Scott Wood, Secretary of the Company, 11000 North IH-35, Austin, Texas, 78753.
     The Board of Directors has instructed the Secretary to review all communications so received, to determine whether the contents represent a message to the directors. Any contents that are not in the nature of advertising, promotions of a product or service, patently offensive material or matters deemed inappropriate for the Board of Directors will be forwarded promptly to the addressee. However, any director may at any time request the Secretary to forward any and all communications received by the Secretary but not forwarded to the directors.
COMMITTEES OF THE BOARD OF DIRECTORS
     The Board of Directors has designated an Audit Committee, a Compensation Committee and a Nominating Committee. The members of each committee are appointed by the Board of Directors and serve one-year terms.
Audit Committee
     The Audit Committee currently consists of Mr. Lesser (Chairperson), Ms. Chamberlain and Mr. Grover. Mr. Lesser and Ms. Chamberlain are independent directors, as defined in Item 401(h) of Regulation S-K of the SEC and the rules of Nasdaq. Consistent with the rules of the SEC and Nasdaq, Mr. Grover will cease to be a member of the Audit Committee prior to June 16, 2007, and the Company will appoint an independent director in his place. All Audit Committee members must be financially literate, and at least one member must have accounting or related financial management expertise. The Company believes that Mr. Lesser and Ms. Chamberlain meet the requirements for a financial expert under the Sarbanes-Oxley Act of 2002 and as defined by Item 401(h) of Regulation S-K of the SEC. The Company’s Board of Directors has adopted a charter setting forth the responsibilities of the Audit Committee, which include:
•	retaining and terminating the Company’s independent auditor;

•	discussing the scope and results of the audit with the independent auditor, and reviewing with management and the independent accountant the Company’s interim and year-end operating results;

•	reviewing the adequacy of the Company’s internal accounting controls and audit procedures; and

•	approving (or, as permitted, pre-approving) all audit and non-audit services to be performed by the independent auditor.
     The responsibilities and activities of the Audit Committee are described in greater detail in “Report of the Audit Committee” and the Audit Committee charter, a copy of which is attached to this Proxy Statement as Appendix A and is available in the Investor Relations section of the Company’s website at www.golfsmith.com, under “Corporate Governance.” During 2006, the Audit Committee met or took action by written consent six times.
Compensation Committee
     The Compensation Committee currently consists of Mr. Shaw and Mr. Wilens. The Company’s Board of Directors has adopted a charter setting forth the responsibilities of the Compensation Committee, which include:
•	determining the compensation of the Chief Executive Officer based on the achievement of corporate objectives;

•	reviewing and recommending approval of compensation of the Company’s executive officers;

•	administering the Company’s equity incentive plans; and

•	reviewing and making recommendations to the Company’s Board of Directors with respect to incentive compensation and equity plans.

     During 2006, the Compensation Committee met or took action by written consent six times. The Compensation Committee is governed by a written charter, a copy of which is available in the Investor Relations section of the Company’s website at www.golfsmith.com, under “Corporate Governance.” The Board of Directors expects to reorganize the Compensation Committee after Mr. Shaw retires from service as a director as of the Annual Meeting.
Compensation Committee Interlocks and Insider Participation
     No member of our Compensation Committee currently serves as one of our officers or employees. Mr. Wilens served as an officer and member of the Compensation Committee prior to our initial public offering. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.
Nominating Committee
     The Nominating Committee currently consists of Mr. Shaw, Mr. Buaron and Mr. Wilens. The Company’s Board of Directors has adopted a charter setting forth the responsibilities of the committee, which include:
•	developing and recommending criteria for selecting new directors and evaluating and recommending nominees to the Board of Directors;

•	supervising the selection and composition of committees for the Board of Directors;

•	evaluating the performance of the Board of Directors and of individual directors; and

•	identifying and recommending to the Board of Directors individuals qualified to become executive officers.
The Nominating Committee is governed by a written charter, a copy of which is available in the Investor Relations section of the Company’s website at www.golfsmith.com, under “Corporate Governance.” The Board of Directors expects to reorganize the Compensation Committee after Mr. Shaw retires from service as a director as of the Annual Meeting.
DIRECTOR NOMINATION PROCESS
     Directors may be nominated by the Board of Directors or by stockholders in accordance with the Company’s Amended and Restated Bylaws and consistent with the terms of the management rights agreement by and between the Company and Atlantic Equity Partners (the “Management Rights Agreement”), for so long as the Management Rights Agreement is in place. As a matter of course, the Nominating Committee reviews the qualifications of various persons to determine whether they represent good candidates for consideration for membership on the Board of Directors. The Nominating Committee reviews all proposed nominees for the Board of Directors, including those proposed by stockholders. The Nominating Committee evaluates candidates proposed by stockholders using the same criteria as for other candidates. This process includes a review of the candidate’s character, judgment, experience, independence, understanding of our business or related industries and such other factors as the Nominating Committee determines are relevant in light of the needs of the Board of Directors and the Company. The Nominating Committee selects qualified candidates and reviews its recommendations with the Board of Directors, which will decide whether to invite a candidate to be a nominee for election to the Board of Directors. The Company does not currently pay a fee to any third party to identify or assist in identifying or evaluating potential nominees. The Management Rights Agreement allows Atlantic Equity Partners to designate, after the Company ceases to be a controlled company under the rules of the Nasdaq Global Market, a certain number of directors for nomination to the Board until Atlantic Equity Partners’ ownership falls below 10%.

     Stockholder recommendations for director candidates may be submitted to the Secretary of the Company at 11000 N. IH-35, Austin, Texas, 78753, and such recommendations will be forwarded to the Nominating Committee. Such nominations must be made in accordance with the provisions of the Company’s Amended and Restated Bylaws, including the requirement that they are received by the Secretary of the Company not less than 90 days prior to any meeting of stockholders called for the election of directors.
EXECUTIVE COMPENSATION
     The Compensation Committee has overall responsibility for executive officer compensation and other compensation and benefit programs. For additional information concerning the Compensation Committee, see “Executive Compensation Report by the Compensation Committee.”
EXECUTIVE OFFICERS
     Certain information concerning the Company’s executive officers is set forth below:
     James D. Thompson, age 44, has served as our Chief Executive Officer, President and a director since October 2002. Prior to that, Mr. Thompson served as our Senior Vice President from September 2000 until October 2002.
     Virginia Bunte, age 41, joined us in 1995 and has served as our Treasurer and Chief Financial Officer since January 2003 and as a Senior Vice President since February 2006. From 1995 to 2003, Ms. Bunte served in various positions with us including Assistant Controller, Controller and Vice President — Finance.
     Matthew Corey, age 40, joined us in November 2004 as our Vice President — Marketing. Prior to joining us, Mr. Corey served as Vice President — Marketing and eCommerce for The Bombay Company from April 2002 until November 2004 and prior to that as senior manager of marketing and operations, business development strategy and partnerships for The Home Depot, Inc. from October 1999 until February 2002.
     Gillian Felix, age 38, joined us in August 2006 as our Vice President – Human Resources. Prior to joining us Ms. Felix served as Vice President of Human Resources for Hoover’s Inc. Previously she held various management roles for Virgin Retail Inc. in London.
     Kiprian Miles, age 45, joined us in October 2002 as our Vice President — Chief Information Officer. From April 1999 until June 2002, Mr. Miles was responsible for technology decisions, information infrastructure and marketing and sales support systems as Vice President — Marketing Systems and Chief Architect, at Office Depot, Inc.
     David Pritchett, age 42, joined us in 2006 as our Senior Vice President — Retail Operations. From 2001 to 2005, Mr. Pritchett served as the Senior Vice President of Store Operations at Galyans Trading Co., Inc.
     Frederick Quandt, age 37, joined us in 1995 and became Senior Vice President — Merchandising in February 2006. Prior to that, from October 2002 to February 2006, he served as our Vice President — Merchandising. From 1995 until October 2002, Mr. Quandt served as Director of Merchandising and Divisional Merchandise Manager and in various other merchandising positions.

Compensation Discussion and Analysis
          This compensation discussion describes the material elements of the compensation awarded to, earned by, or paid to our officers who are considered to be “named executive officers” during our last fiscal year. Named executive officers consist of the individual who served as our Chief Executive Officer in 2006, the individual who served as our Chief Financial Officer in 2006, and the three other executive officers who received the highest amount of total compensation in 2006. For purposes of this section, “named executive officers” refers to James D. Thompson, Chief Executive Officer, Virginia Bunte, Chief Financial Officer, Kenneth Brugh, Vice President – Real Estate and New Business Development, David M. Pritchett, Senior Vice President – Retail, and Frederick Quandt, Senior Vice President — Marketing.
Objectives of Compensation Programs
          The primary objective of our executive compensation program is to attract, maintain and align management and their activities with the creation of long-term value for our stockholders. To achieve this goal, we have retained third-party compensation specialists to examine and redesign our compensation plans in order to encourage and reward all employees for financial and operating performance and leadership excellence. We have employment agreements with our Chief Executive Officer and Chief Financial Officer detailing compensation. Elements of compensation for other named executive officers consist of: (a) annual salary adjustments based on individual performance; (b) annual bonuses based on achievement of clear corporate goals; (c) stock-based compensation to align executive goals with stockholder value and (d) other benefits.
Setting Executive Compensation
          In deciding on the type and amount of compensation for each executive officer, we focus on the market value and current pay of the individual. We combine the compensation elements for each executive officer in a manner we believe optimizes the executive officer’s contribution to the Company.
          Prior to our initial public offering, and throughout 2006, our Compensation Committee, subject to the control of our private equity owner, generally reviewed and approved the material terms of compensation arrangements with our executive officers, with significant input from our Chief Executive Officer regarding the compensation of other executive officers. In early 2007, we retained AON Corporation to evaluate our compensation philosophy, to administer compensation surveys, and to advise us and provide us with industry data related to executive compensation structures. Our Compensation Committee intends to utilize this data to compensate executive officers in a manner consistent with compensation amounts provided to executives at comparable companies in similar markets. Variations from this procedure may occur as dictated by the experience level of the individual or market factors. Additionally, on an annual basis, we plan to benchmark our compensation structures against peer companies to ensure we are competitive and to establish annual salary increases and equity grants, if any. We consider peer companies to consist of companies with which we compete for talent and for stockholder investment. Examples of our peer companies include specialty golf retailers and other retail peers such as Dick’s Sporting Goods, Inc. and The Sports Authority, Inc.
          A significant percentage of total compensation is expected to be allocated to incentives as a result of the philosophy discussed above. There is no pre-established policy or target for the allocation between cash and non-cash or short-term and long-term incentive compensation. Rather, we review individual performance and intend to use information provided by AON Corporation to determine the appropriate level and mix of incentive compensation.
Role of Executive Officers in Compensation Process
          In 2006, the Compensation Committee, without the participation of Mr. Thompson, our Chief Executive Officer, reviewed Mr. Thompson’s performance and qualifications and determined the compensation for Mr. Thompson. For the remaining named executive officers, the Compensation Committee considered recommendations made by Mr. Thompson regarding the performance and qualifications of each named executive officer. Mr. Thompson’s recommendations encompassed both base salary and incentive compensation for named executive officers. In 2006, the Compensation Committee approved Mr. Thompson’s recommendations with only minor adjustments. We intend to follow the same protocol and general considerations for 2007 recommendations, while also considering the recommendations of AON.
Elements of Compensation
     Our compensation program consists of four basic elements:
•	Base salaries

•	Annual cash bonuses

•	Stock-based compensation

•	Other benefits
Base salary
     We believe base salaries are an essential element of a competitive compensation program to attract and retain qualified executives. We pay our Chief Executive Officer and Chief Financial Officer base salaries in accordance with the terms of their respective employment agreements which were entered into prior to our initial public offering in June 2006. For other named executives officers, we determine salaries by: (a) identifying a position and responsibilities associated therewith; (b) obtaining a market survey of similar positions in peer companies; and (c) examining the individual’s experience and contribution to the organization as a whole. Our Compensation Committee reviews the salaries of our executives annually and grants increases in salaries based on individual performance during the prior calendar year, cost of living adjustments, changes in executive responsibilities and market survey analysis provided by AON Corporation. The Compensation Committee does not anticipate a raise in base salaries for any of the named executive officers in 2007 over 2006.
Annual bonus program
     We believe the payment of cash bonuses provides meaningful incentives, rewards performance that benefits our business and is consistent with creation of stockholder value.
     Annual bonuses are paid to our Chief Executive Officer and Chief Financial Officer pursuant to the terms of their employment agreements whereby they may obtain between 50% to 120% of their annual base salary as a cash bonus based upon achievement of financial targets established by the Board of Directors. Neither of these officers were paid an annual bonus with respect to fiscal 2006.
     Annual bonuses for fiscal 2006 were designed to be earned and paid to other named executive officers at the discretion of our Compensation Committee. Any potential fiscal 2006 bonuses were based upon achievement of EBITDA targets, and paid out, generally, reflecting a number of subjective considerations including the performance of the Company overall and the contributions of these executive officers during the period. None of the executive officers were paid an annual bonus for their fiscal 2006 performance.
     We intend to implement a more specific bonus program in fiscal 2007 for executives and other employees. The new annual bonus plan will be consistent at all levels of management, except those with employment agreements, to align activities with overall corporate goals, and will be based on achievement of corporate net income, sales and margin goals.
Stock-based compensation
     We believe stock-based compensation provides appropriate long-term incentives to our executives and aligns their interests with those of our other equity holders. The Compensation Committee at regularly scheduled meetings grants options for our executives and the exercise price of our options is the closing price of our common stock upon the date of the grant. Each executive officer, and other management personnel as determined by the Compensation Committee, is initially provided with an option grant estimate when they join our company based on their position. Our management receives options in different amounts based upon their respective positions and responsibilities. These grants vest in 20% increments over five years, and no shares vest before the one-year anniversary of the grant. We spread the vesting over a five-year period to compensate executives for their contributions over time. From time to time as we modified our capital structure in the past, we granted additional options to maintain ownership levels or to provide retention incentives for executives.
     In the future, our Compensation Committee and Board of Directors may consider awarding additional or alternative forms of equity incentives, such as stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, performance unit awards, performance share awards, cash-based awards and other stock-based awards under our 2006 Incentive Compensation Plan.
Perquisites and other benefits
     The Company maintains a number of other broad-based employee benefit plans in which executive officers participate on the same terms as other employees meeting the eligibility requirements, subject to any legal limitations on amounts that may be contributed to or benefits payable under the plans. Benefits include:
•	Medical and dental insurance and cafeteria plan: Our medical and dental insurance and cafeteria plan is administered pursuant to Section 125 of the Internal Revenue Code of 1986, as amended. The plan includes medical and dental insurance, medical reimbursement and dependent care reimbursement plans.

•	401(k) plan: Pursuant to our 401(k) plan we match 50% up to the first 6% of an employee’s contribution. 401(k) contributions from highly compensated employees are currently limited to a maximum of 5% of compensation, subject to statutory limits.

•	Life insurance and accidental death and dismemberment insurance: Pursuant to our Life Insurance and Accidental Death and Dismemberment Insurance plans we pay the premium on a $10,000 term life insurance policy and a $10,000 accidental death and dismemberment insurance policy.

•	Severance pay plan: Our severance pay plan provides severance benefits to our employees should their employment with us be terminated without cause and unrelated to a sale of a division or subsidiary, or as otherwise determined by the severance committee (consisting of Human Resources personnel and management), whereby the employee is entitled to an amount calculated based upon current position, salary and length of service. Our named executive officers are entitled to receive an amount equal to their annual base salary upon termination without cause. No severance pay plan payments were made to our executive officers in fiscal 2006.
Tax Consequences of Compensation.
     Our annual tax aggregate deductions for each named executive officer’s compensation are potentially limited by Section 162(m) of the Internal Revenue Code to the extent the aggregate amount paid to an executive officer exceeds $1.0 million per year, unless it is paid under a predetermined objective performance plan meeting certain requirements, or satisfies one of various other exceptions provided under Section 162(m) of the Internal Revenue Code. At our current named executive officer compensation levels, we do not presently anticipate that Section 162(m) of the Internal Revenue Code should be applicable, and accordingly, our Compensation Committee did not consider its impact in determining compensation levels for our named executive officers in fiscal 2006.

Summary Compensation Table
     The following summary compensation table summarizes the total compensation awarded to our Named Executive Officers in 2006.

Summary Compensation Table
						Stock	Option	All Other
						Award(s) ($)	Awards ($)	Compensation $
Name and Principal Position	Year	Salary ($)		Bonus ($)		(1)	(2)	(3)	Total $
James D. Thompson (4) President and Chief Executive Officer	2006	$325,000	(4)	$—		$738,956	$55,470	$6,357	$1,125,783
	2005	325,000		243,750		—	—	2,100	570,850
	2004	314,615		—		—	—	3,637	318,252

Virginia Bunte (5) Senior Vice President — Chief Financial Officer and Treasurer	2006	205,039		—		61,988	12,481	6,600	286,108
	2005	181,500		136,125		—	—	5,445	323,070
	2004	181,092		—		—	—	5,407	186,499

Kenneth Brugh (6) Vice President — Real Estate and New Business Development	2006	200,000		—		632,126	12,481	—	844,607
	2005	200,000		92,000		—	—	—	292,000
	2004	200,000		—		—	—	—	200,000

David M. Pritchett (7) Senior Vice President — Retail	2006	179,135		61,470	(7)	—	28,306	—	268,911
	2005	—		—		—	—	—	—
	2004	—		—		—	—	—	—

Frederick Quandt (8) Senior Vice President — Merchandising	2006	205,442		—		60,131	12,481	5,288	283,343
	2005	180,000		82,800		—	—	4,050	266,850
	2004	164,238		—		—	—	3,624	167,862

(1)	Represents grants of restricted stock units that became fully vested upon the completion of our initial public offering in June 2006. The restricted stock units were valued as of June 15, 2006 at $11.25 per unit. The restricted stock units were convertible into common stock on a one-to-one basis for no consideration at the time of conversion.

(2)	Amounts shown do not reflect compensation actually received by the named executive officer, but represent the calculated compensation cost recognized by us in fiscal 2006 as determined pursuant to SFAS 123R. The assumptions underlying the calculation under SFAS 123R are discussed under Note 13, Stockholders’ Equity and Stock-based Compensation, in our Form 10-K for the fiscal year ended December 30, 2006.

(3)	Represents matching contributions made by us under our 401(k) Plan, and in the case of Mr. Thompson, the value of personal benefits that are less than the minimum amount required to be reported.

(4)	Mr. Thompson became our Chief Executive Officer and President in October 2002. Mr. Thompson’s employment contract calls for an annual salary of $375,000. Mr. Thompson has elected to be compensated in amounts shown in table above for fiscal year 2006.

(5)	Ms. Bunte became our Senior Vice President, Chief Financial Officer and Treasurer in February 2006. Prior to that, Ms. Bunte was our Vice President — Chief Financial Officer.

(6)	Mr. Brugh became our Senior Vice President — Real Estate and New Business Development in February 2006. Prior to that, Mr. Brugh was our Vice President — Retail and Real Estate. In April 2007, Mr. Brugh retired from his position as an officer of the Company.

(7)	Mr. Pritchett became our Senior Vice President — Retail in March 2006. Upon his acceptance of his position with the Company, Mr. Pritchett received a signing bonus.

(8)	Mr. Quandt became our Senior Vice President — Merchandising in February 2006. Prior to that, Mr. Quandt was our Vice President — Merchandising.

Equity Compensation Arrangements
2006 Incentive Compensation Plan
     The Board of Directors adopted the 2006 Incentive Compensation Plan (the “2006 Plan”) effective June 16, 2006. Under the 2006 Plan we may issue or grant up to 1,800,000 options to purchase shares of our common stock, stock appreciation rights and restricted stock grants or performance units to employees, members of our Board of Directors and third-party consultants. The exercise price of options grated is equal the common stock share price on the date granted. As of December 30, 2006, we had outstanding options to purchase 236,493 shares of our common stock under the 2006 Plan.
     The Compensation Committee may provide for the payment of dividend equivalents with respect to shares of common stock subject to an award.
     The Compensation Committee administers the 2006 Plan. The Board of Directors may, subject to any legal limitations, exercise any powers or duties of the Compensation Committee concerning the 2006 Plan. The Compensation Committee will select eligible employees, directors and/or consultants of us and our subsidiaries or affiliates to receive options or other awards under the 2006 Plan and will determine the number of shares of common stock covered by those options or other awards, the terms under which options or other awards may be exercised. The Compensation Committee is authorized to interpret the 2006 Plan and awards and to accelerate the vesting or exercisability of awards subject to the limitations of the 2006 Plan. Holders of options, SARs, unvested restricted stock and other awards may not transfer those awards, unless they die or, except in the case of incentive stock options, the Compensation Committee determines otherwise.
     If we undergo a change of control, the Compensation Committee may adjust outstanding awards by substituting stock or other securities of any successor or another party to the change of control transaction, or cash out outstanding options, SARs and other awards, in any such case, generally based on the consideration received by our shareholders in the transaction.
     Subject to particular limitations specified in the 2006 Plan, the Board of Directors may amend or terminate the 2006 Plan, and the Compensation Committee may amend awards outstanding under the 2006 Plan. The 2006 Plan will continue in effect until all shares of the common stock available under the 2006 Plan are delivered and all restrictions on those shares have lapsed, unless the 2006 Plan is terminated earlier by the Board of Directors.
2002 Incentive Stock Plan
     In 2002, we adopted our 2002 Incentive Stock Plan (the “2002 Plan”). Under the 2002 Plan, certain employees, members of our Board of Directors and third-party consultants may be granted options to purchase shares of our common stock, SARs and restricted stock grants. Options are exercisable and vest in accordance with each option agreement. As of December 30, 2006, we had outstanding options to purchase 775,065 shares of our common stock under this plan. Following the adoption of our 2006 Incentive Compensation Plan, we have not and do not intend to grant any more options under our 2002 Plan, although options previously granted under the 2002 Plan will remain outstanding and subject to its terms.
     Options, stock grants and SARs granted under the 2002 Plan will accelerate and become fully vested in the event we are acquired or merge with another company. In addition, our Board of Directors may, upon a change in control, cancel the options, stock grants or stock appreciation rights, but only after providing the optionees or grantees with a reasonable period to exercise his or her options or SARs or take appropriate action to receive stock subject to any stock grants. Under the 2002 Plan, our Board of Directors will not be permitted, without the adversely affected optionee’s or grantee’s prior written consent, to amend, modify or terminate our stock plan if the amendment, modification or termination would impair the rights of optionees or grantees. The plan will terminate in 2012 unless terminated earlier by our board of directors.

Equity Compensation Plan Table
Number of Securities
	Number of Securities				Remaining Available for
	to Be Issued upon		Weighted-Average		Future Issuance Under
	Exercise of		Exercise Price of		Equity Compensation
	Outstanding Options		Outstanding		Plans Excluding Securities
	and Rights		Options		Reflected in Column (a)
Plan Category	(a)		(b)		(c)
Equity compensation plans approved by security holders (1)	1,020,802	(2)	$8.31	(3)	2,637,506	(4)
Equity compensation plans not approved by security holders	—		—		—

Total	1,020,802		$8.31		2,637,506

(1)	Consists of our 2002 and 2006 Plan

(2)	Includes 9,244 number of shares of deferred stock units granted to our directors that vest upon termination of their membership.

(3)	Calculated without taking into account 9,244 shares of common stock subject to outstanding deferred stock units that will become issuable as those units vest without any cash consideration for such shares.

(4)	Consists of shares available for future issuance under our 2006 Plan.
Grants of Plan-Based Awards
     The following Grants of Plan-Based Awards Table summarizes the awards made to our Named Executive Officers under the 2002 Plan or the 2006 Plan.

Grant of Plan Based Awards for 2006
							All Other	All Other
							Option Awards:	Option Awards:	Exercise or	Grant Date
							Number of	Number of	Base Price	Fair Value
			Estimated Future Payouts Under				Shares	Securities	of Option	of Stock
			Non-Equity Incentive Plan Awards (1)				of Stock or	Underlying	Awards	and Option
Name	Grant Date (2)		Threshold ($)	Target ($)	Maximum ($)		Units (#)	Options (#)	($/Sh)	Awards (3)
James D. Thompson	6/16/03	(4)					48,311	175,453 (5)	$6.84	$68,867
			$—	$187,500	$450,000	(6)

Virginia Bunte	6/16/03	(4)					5,510	39,477 (5)	6.84	15,495
			—	103,500	227,700	(6)

Kenneth Brugh	6/16/03	(4)					41,327	39,477 (5)	6.84	15,495
			—	100,000	200,000

David M. Pritchett	6/15/06	(7)						39,477	11.50	260,905
			—	103,500	207,000

Frederick Quandt	6/16/03	(4)					3,931	39,477 (5)	6.84	15,495
			—	103,500	207,000

(1)	Amounts shown represent potential cash bonus amounts that were available under the 2006 Plan. Actual bonuses received under the 2006 Plan by the executive officers are reported in the Summary Compensation Table under the column entitled “Bonus.” There were no threshold targets.

(2)	Grant dates represent stock option award dates.

(3)	A discussion of the assumptions used in calculating these values may be found in Note 13 to our 2006 audited financial statements in our Form 10-K filed March 30, 2007.

(4)	Represents option grants made under the 2002 Plan, granted on June 15, 2003 three years prior to the Company’s initial public offering.

(5)	In June 2006, the vesting provisions of these stock option awards were modified to accelerate the vesting schedule, as described in the “Outstanding Equity Awards” table located in this Proxy.

(6)	Represents 2006 cash bonuses pursuant to the employment agreements described in the “Employment Agreements” section of this Proxy.

(7)	Represents grant made under the 2006 Plan on the date of the initial public offering at the offering price.

OPTION EQUITY AWARDS AT FISCAL YEAR-END
     The following table contains information concerning equity awards as of December 30, 2006, of each named executive. These options were granted under the 2002 Plan or the 2006 Plan.

Option Equity Awards at Fiscal Year-End for 2006
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options (#)	Options (#)	Exercise	Expiration
Name	Exercisable	Unexercisable	Price ($)	Date
James D. Thompson	105,272	70,181 (1)	$6.84	6/15/13

Virginia Bunte	23,686	15,791 (1)	6.84	6/15/13

Kenneth Brugh	23,686	15,791 (1)	6.84	6/15/13

David M. Pritchett	—	39,477 (2)	11.50	6/15/16

Frederick Quandt	23,686	15,791 (1)	6.84	6/15/13

(1)	The stock options were granted on the date ten years prior to the option expiration date and was subject to a seven-year vesting period based on the Company’s attainment of financial goals, with complete vesting upon the seventh anniversary of the grant date. In June 2006, the vesting provisions of the stock options under the 2002 Plan were modified to accelerate vesting of the underlying stock options, upon the completion of the initial public offering, such that the options vested and became exercisable in a series of installments, with 20% on the first anniversary of the date of grant and the remaining portion in equal annual installments over the remaining four years on the anniversary of the initial public offering, or June 15. As a result, these options were vested at 60% at June 15, 2006 based on the original grant date of June 16, 2003.

(2)	These stock option were granted on the date ten years prior to the option expiration date. The stock options vest and become exercisable in a series of installments, with 20% on the first anniversary of the date of grant and the remaining portion in equal annual installments over the remaining four years.

OPTION EXERCISES AND STOCK VESTED AT FISCAL YEAR-END
     The following table contains information concerning stock options to purchase common stock held as of December 30, 2006, by each Named Executive. These options were granted under the 2002 Plan.

Option Exercises and Stock Vested for 2006
	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)	on Vesting ($)
James D. Thompson	—	—	65,685	$738,956	(1)

Virginia Bunte	—	—	5,510	61,988	(1)

Kenneth Brugh	—	—	56,189	632,126	(1)

David M. Pritchett	—	—	—	—

Frederick Quandt	—	—	5,345	60,131	(1)

(1)	Represents the value of restricted stock units converted to common stock upon such restricted stock units becoming fully vested following the completion of the initial public offering in June 2006. The value of the restricted stock units was based on the average trading price of the first full day of trading of our common stock on Nasdaq, or $11.25 per share. Pursuant to the restricted stock unit agreement, the Company withheld and submitted minimum statutory tax amounts due upon vesting of the restricted stock units. The Company was reimbursed for amounts withheld and paid on behalf of the named executive officer either through cash reimbursement or through a withholding of issued common stock at the conversion date.
Employment Agreements
     We have entered into employment agreements with James D. Thompson, our President and Chief Executive Officer, and Virginia Bunte, our Senior Vice-President, Chief Financial Officer and Treasurer. In addition, we have entered into employment agreements with Carl Paul and Franklin Paul.
James D. Thompson
     Under Mr. Thompson’s amended and restated employment agreement entered into in May 2006, Mr. Thompson is our President and Chief Executive Officer with the powers normally and customarily associated with a president and chief executive officer in a company of similar size and operating in a similar industry. The term of Mr. Thompson’s employment agreement is three years from June 2006, with automatic successive one-year extensions unless terminated by either party. Mr. Thompson’s base salary was $375,000 for fiscal 2006, including a possible annual bonus calculated based upon attainment of financial targets for that fiscal year. The Board of Directors will have the right to terminate Mr. Thompson’s employment at any time with or without cause. If Mr. Thompson is terminated without cause, or he resigns for good reason, as those terms are defined in the employment agreement, he will be entitled to receive his earned but unpaid base salary and earned but unpaid bonus for any completed year, plus 200% of his current total annual base salary, the earned pro rata bonus for the year of termination, and payment by us of his and his dependents’ healthcare continuation coverage premiums for two years following his termination, or, if earlier, until he and/or his dependents are eligible for coverage under another substantially equivalent plan, and his options under the 2002 Plan will continue to vest following termination. If the Company had undergone a change of control or Mr. Thompson had been terminated for any reason in 2006, he would have been entitled to severance benefits under this agreement of $785,020. This obligation will remain in effect even if Mr. Thompson accepts other employment. Mr. Thompson will have the right to terminate his employment with us at any time with or without good reason. Should Mr. Thompson’s employment be terminated for cause, or if he resigns without good reason, he will have the right to receive his earned but unpaid salary up to the date of termination and earned but unpaid bonus for any completed year. The board of directors will also have the right to terminate Mr. Thompson’s employment on or after the date he has a disability, as such term is defined in the employment agreement. While employed by us and thereafter until the end of the restricted period, as such term is defined in the employment agreement, Mr. Thompson may not be employed by or operate a competing business, as such term is defined in the employment agreement, and Mr. Thompson may not solicit certain of our officers, employees and independent contractors, within the meaning of the employment agreement.
Virginia Bunte
     Under Ms. Bunte’s amended and restated employment agreement entered into in May 2006, Ms. Bunte is our Senior Vice President, Chief Financial Officer and Treasurer with the powers normally and customarily associated with such positions in a company of similar size and operating in a similar industry. The initial term of Ms. Bunte’s employment agreement is one year from June 2006, with automatic successive one-year extensions unless terminated by either party. Ms. Bunte’s base salary was $207,000 for fiscal 2006, including a possible annual bonus based upon attainment of financial targets for that fiscal year. Ms. Bunte reports to our Chief Executive Officer. The Board of Directors will have the right to terminate Ms. Bunte’s employment at any time with or without cause. If Ms. Bunte is terminated without cause, or she resigns for good reason, as those terms are defined in the employment agreement, she will be entitled to receive her earned but unpaid base salary and earned but unpaid bonus for any completed year, plus 200% of her current total annual base salary, the earned pro rata bonus for the year of termination, and payment by us of her and her dependents’ healthcare continuation coverage premiums for two years following her termination, or, if earlier, until she is eligible for coverage under another substantially equivalent plan, and her options under the 2002 Incentive Stock Plan will continue to vest following termination. If the Company had undergone a change of control or Ms. Bunte had been terminated for any reason in 2006, she would have been entitled to severance benefits under this agreement of $424,317. This obligation will remain in effect even if Ms. Bunte accepts other employment. Ms. Bunte will have the right to terminate her employment with us at any time with or without good reason. Should Ms. Bunte’s employment be terminated for cause, or if she resigns without good reason, she will have the right to receive her earned but unpaid salary up to the date of termination and earned but unpaid bonus for any completed year. The board of directors will also have the right to terminate Ms. Bunte’s employment on or after the date she has a disability, as such term is defined in the employment agreement. While employed by us and thereafter until the end of the restricted period, as such term is defined in the employment agreement, Ms. Bunte may not be employed by or operate a competing business, as such term is defined in the employment agreement, and Ms. Bunte may not solicit certain of our officers, employees and independent contractors, within the meaning of the employment agreement.
DIRECTOR COMPENSATION
     The Board of Directors has adopted the Non-Employee Director Compensation Plan (the “Director Compensation Plan”) under which it compensates directors that are not employees of the Company or First Atlantic Capital, Ltd. Directors who are employees of either the Company or First Atlantic Capital, Ltd. may be reimbursed for their expenses, but are not otherwise compensated for service as a director.
     The Director Compensation Plan provides for, Martin Hanaka, the Chairman of the Board, to receive an annual retainer in the amount of $135,000 for services and attendance at meetings of the Board of Directors and an annual grant of deferred stock units (“DSUs”) in the amount of $100,000 to be issued following the Company’s Annual Meeting each year. Mr. Hanaka became Chairman of the Board in April 2007.
     Additionally, the Director Compensation Plan provides a $25,000 annual retainer for each non-employee director, as well as an annual retainer of $15,000 for the chair of the Audit Committee, and $5,000 annual retainers for the non-employee chairs of other standing committees. Directors are paid a fee of $1,500 for each board meeting and $1,000 for each committee meeting that they attend, and are reimbursed for any out-of-pocket expenses. The plan also authorizes an annual grant of DSUs in the amount of $25,000 to be issued to directors following the Company’s Annual Meeting each year. For the year prior to this year’s Annual Meeting, directors were granted DSUs in an amount prorated from the time of election to the board until May 2007.

DIRECTOR COMPENSATION TABLE FOR FISCAL 2006

Director Compensation for 2006
	Fees Earned	Stock	Option
	or Paid	Awards ($)	Awards	All Other
Name (1)	in Cash ($) (2)	(3)	(4)	Compensation ($)		Total
Thomas Hardy	$25,000	$22,917	$—	$25,000	(5)	$72,917

Lawrence Mondry	25,500	22,917	7,225	10,000	(6)	65,642

Marvin E. Lesser	32,667	22,917	—	—		55,584

Glenda Chamberlain	8,250	16,667	—	—		24,917

(1)	As noted above Messrs. Berglund, Buaron, Long and Shaw are employees of First Atlantic Capital, Ltd. and, accordingly, did not receive any compensation from the Company for their service as directors. See Summary Compensation Table for disclosure related to James D. Thompson who is also the Chief Executive Officer of the Company.

(2)	Represents annual retainer and board meeting attendance fees paid pursuant to the Director Compensation Plan in 2006.

(3)	Represents deferred stock units granted in 2006 under the Director Compensation Plan.

(4)	Amounts shown do not reflect compensation actually received by the director, but represent the calculated compensation cost recognized by the Company in fiscal 2006 as determined pursuant to SFAS 123R. The assumptions underlying the calculation under SFAS 123R are discussed under Note 13, Stockholders’ Equity and Stock-based Compensation, in our Form 10-K for the fiscal year ended December 30, 2006.

(5)	Represents fees paid pursuant to the consulting agreement with Mr. Hardy, that was terminated in December 2006.

(6)	Represents fees paid pursuant to the consulting agreement with Mr. Mondry, that was terminated in June 2006.
Compensation Committee Report
     The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2006 and the Company’s 2007 proxy statement filed pursuant to Schedule 14A of the Securities Exchange Act of 1934. The following directors, who comprise the Compensation Committee, provide this report:
Charles Shaw
Noel Wilens

SECURITY OWNERSHIP BY DIRECTORS, EXECUTIVE OFFICERS
AND OWNERS OF MORE THAN FIVE PERCENT OF OUR COMMON STOCK
     The following table sets forth, as of April 11, 2007, the beneficial ownership of the Company’s common stock by each of the executive officers and directors named in this Proxy Statement and all other beneficial owners of more than 5% of our outstanding common stock. Each beneficial owner has sole voting and investment power of the shares, except as noted.

Security Ownership of 5% Shareholders, Directors and Officers
					Total Common	Percent of
	Outstanding		Vested		Stock Beneficially	Common Stock
Name (1)	Common Stock		DSU/Options		Owned	Owned
5% Shareholders
Atlantic Equity Partners III, L.P. (2)	7,934,418	(3)	—		7,934,418	49.6%
BlackRock, Inc. (4)	1,120,245		—		1,120,245	7.0%
Carl Paul	1,523,140	(5)	—		1,523,140	9.5%
Franklin Paul	1,523,140	(5)	—		1,523,140	9.5%
Wellington Management Company, LLP (6)	1,216,800		—		1,216,800	7.6%

Board of Directors
Martin Hanaka	19,186		1,902	(7)	21,088	*
Thomas Berglund (2)	—		—		—	—
Roberto Buaron (2)	7,934,418	(8)	—		7,934,418	49.6%
Glenda Chamberlain	—		1,804	(7)	1,804	*
James Grover (2)	—		—		—	*
Thomas G. Hardy	39,057		2,480	(7)	41,537	*
Marvin E. Lesser	3,500		2,480	(7)	5,980	*
James Long (2)	—		—		—	—
Lawrence Mondry	—		2,480	(7)	2,480	*
Charles Shaw (2)	—		—		—	*
James D. Thompson	48,311		105,272	(9)	153,583	1.0%
Noel Wilens (2)	3,500		—		3,500	*

Officers
Kenneth Brugh	41,327		3,686	(9)	45,013	*
Virgina Bunte	6,510		23,686	(9)	30,196	*
Matthew Corey	—		15,790	(9)	15,790	*
Gillian Felix	—		—		—	—
Kiprian Miles	—		—		—	—
David Pritchett	1,304		—		1,304	*
Frederick Quandt	3,931		23,686	(9)	27,617	*

*	Represents less than 1%.

(1)	Unless otherwise indicated in the footnotes, the address for the beneficial owners named above is 11000 North IH-35, Austin, Texas 78753.

(2)	The address for these beneficial owners is c/o First Atlantic Capital, Ltd., 135 East 57th Street, New York, New York 10022.

(3)	Consists of 7,934,418 shares owned by Atlantic Equity Partners III, L.P. Does not include 1,523,140 shares owned by Carl and Franklin Paul that are subject to a stockholders agreement pursuant to which Carl and Franklin Paul have agreed to vote such shares in favor o f nominees to our board of directors proposed by Atlantic Equity Partners III, L.P. As a result of this arrangement, Atlantic Equity Partners III, L.P. may be deemed to be the beneficial owner of the shares held by Carl and Franklin Paul. Atlantic Equity Partners III, L.P. disclaims beneficial ownership of these shares. As described in footnote 9 below, Roberto Buaron, one of our directors, has voting and investment power over the shares of our common stock of owned by Atlantic Equity Partners III, L.P.

(4)	The address for these beneficial owners is 40 East 52nd Street, New York, New York 10022.

(5)	Consists of 992,206 shares owned by Carl Paul and 530,934 shares owned by Franklin Paul. Does not include 7,934,418 shares owned by Atlantic Equity Partners III, L.P. that are subject to the stockholders agreement described in footnote 3.

(6)	The address for these beneficial owners is 75 State Street, Boston, Massachusetts 02109.

(7)	Represents deferred stock units granted under the Director Compensation Plan that are fully vested, but are exercisable only upon completion of Board service.

(8)	Consists of 7,934,418 shares owned by Atlantic Equity Partners III, L.P. Mr. Buaron is the sole member of Buaron Capital Corporation III, LLC. Buaron Capital Corporation III, LLC is the managing member of Atlantic Equity Associates III, LLC. Atlantic Equity Associates III, LLC is the sole general partner of Atlantic Equity Associates III, L.P., which is the sole general partner of Atlantic Equity Partners III, L.P. and, as such, exercises voting and investment power over shares of capital stock owned by Atlantic Equity Partners III, L.P., including shares of our common stock. Mr. Buaron, as the sole member of Buaron Capital Corporation III, LLC has voting and investment power over, and may be deemed to beneficially own, the shares of our common stock owned by Atlantic Equity Partners III, L.P. Excludes 1,523,140 shares owned by Carl and Franklin Paul which Atlantic Equity Partners III, L.P. may be deemed to beneficially own by virtue of the stockholders agreement described in footnote 3. Mr. Buaron disclaims beneficial ownership of the shares owned by Carl and Franklin Paul and, except to the extent of his pecuniary interest therein, the shares held by Atlantic Equity Partners III, L.P.

(9)	Represents vested stock options.

CERTAIN TRANSACTIONS
Management Consulting Agreement
     In connection with our acquisition by Atlantic Equity Partners in October 2002, we entered into a management consulting agreement with First Atlantic Capital, pursuant to which First Atlantic Capital agreed to advise us on management matters. In particular, First Atlantic Capital agreed to provide advisory services related to proposed financial transactions, acquisitions and other senior management matters related to the business, administration and policies of the Company upon the terms and subject to the conditions set forth in the management consulting agreement. As consideration for its management consulting services, we agreed to pay First Atlantic Capital an annual fee of up to $0.6 million, payable in advance, in equal monthly installments on the first day of each month, commencing in October 2002 and ending in October 2012. We also agreed to reimburse First Atlantic Capital for all out-of-pocket expenses and other disbursements incurred by it or its directors, officers, employees or agents in furtherance of its obligations under the agreement. We terminated the management consulting agreement and paid First Atlantic Capital a termination fee of $3.0 million at the closing of our initial public offering in June 2006. We will continue to reimburse First Atlantic Capital for expenses incurred in connection with meetings between representatives of First Atlantic Capital and us in connection with First Atlantic Capital’s investment in us for so long as First Atlantic Capital holds at least 20% of our outstanding shares of common stock, but will not otherwise pay any fees under the Agreement.
Management Rights Agreement
     We have entered into a management rights agreement with Atlantic Equity Partners effective June 2006.
     In the event that we are not, or we cease to be, a “controlled company” because Atlantic Equity Partners does not beneficially own, on its own or as part of a group, more than 50% of our outstanding common stock, and we are required by Nasdaq regulations to have a majority of independent directors on our Board of Directors, to the extent necessary, the Board of Directors will simultaneously be reduced or increased, as the case may be, in size to nine directors. This reduction or increase would be effective immediately following the first annual or special meeting of our stockholders at which directors are to be elected (a “Director Election”) or effective immediately upon board action by written consent. The Board of Directors shall remain at this size until the first Director Election after the date on which Atlantic Equity Partners holds less than 10% of our outstanding common stock.
     For so long as Atlantic Equity Partners continues to hold more than 25% of our outstanding common stock, it shall retain the right to designate three nominees for election to our Board of Directors, subject to compliance with Nasdaq regulations. If Atlantic Equity Partners continues to hold (1) less than 25% but at least 15% of our outstanding common stock, it will retain the right to designate two director nominees, and (2) less than 15% but at least 10% of our outstanding common stock, it will retain the right to designate one director nominee, and in each case, Atlantic Equity Partners will cause such number of directors nominated by Atlantic Equity Partners to resign as would be necessary to make the number of remaining directors correspond with Atlantic Equity Partners’ designation rights unless our Board of Directors decides that any such directors should continue to serve on our Board of Directors. Once Atlantic Equity Partners holds less than 10% of our outstanding common stock, it shall have no right to designate directors. Pursuant to the management rights agreement, for so long as Atlantic Equity Partners owns any shares of our common stock, Atlantic Equity Partners shall have the right to nominate a non-voting observer to attend board or committee meetings of us and our subsidiaries, subject to such observer signing a confidentiality undertaking with us.
     To the extent permitted by applicable law, Atlantic Equity Partners will have the right to include in any committee of our Board of Directors, or the Board of Directors or any committee of the Board of Directors of any of our subsidiaries, a number of directors equal to or greater than the proportion of directors nominated by Atlantic Equity Partners to our Board of Directors at that time.
Consulting Agreements
     In June 2005, we entered into a consulting agreement with Lawrence N. Mondry, one of our directors. Under the agreement, Mr. Mondry agreed to make himself available to us to provide ten days of management consulting services relating to our retail operations and organization during each calendar year of the consulting agreement. We paid Mr. Mondry an aggregate of $33,000 in fiscal 2005 and $25,000 in fiscal 2006 for services provided to us under this agreement. The consulting agreement with Mr. Mondry was terminated in June 2006.
     On April 5, 2006, we entered into a consulting agreement with Thomas Hardy, one of our directors, that terminated on December 31, 2006. Pursuant to the terms of the consulting agreement, Mr. Hardy provided us with management consulting services related to our retail operations and organization. We paid Mr. Hardy $25,000 upon completion of the consulting services described.
Agreement to Provide Health Benefits to Our Founders
     In connection with our acquisition by Atlantic Equity Partners, we agreed to amend our group health plan so that Carl Paul and Franklin Paul, our founders, will continue to be eligible to participate in our health plan on the same basis as full-time employees. We report these benefits under the plan as non-taxable benefits; based on our determination that such reporting is permissible. Neither we nor Carl Paul or Franklin Paul have agreed to indemnify the other party for any losses that either of us may suffer as a result of this tax reporting or the amendment to the plan.
Stock Option Grants
     See “Management — Stock Options” for a description of certain stock option grants to our executive officers.
Employment Agreements
     See “Management—Employment Agreements” for a description of certain employment agreements.
Indemnification Agreements and Liability Insurance
     We have entered into indemnification agreements with each of our directors and executive officers and have purchased directors’ and officers’ liability insurance, appropriate for a public company. The indemnification agreements and our amended certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.
MISCELLANEOUS
Voting on Other Matters
     Management is not aware of any other business to be transacted at the Annual Meeting. The Company’s Amended and Restated Bylaws outline procedures, including minimum notice provisions, for stockholder nomination of directors and submission of other stockholder business to be transacted before the meeting. If any stockholder proposals or other business to be transacted properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons authorized to vote them.
Proposal of Stockholders for the 2008 Annual Meeting
     Any stockholder who intends to present a proposal at the annual meeting in the year 2008 (the “2008 Annual Meeting”) must deliver the proposal to the Secretary at 11000 N. IH-35, Austin, Texas 78753:

•	not less than 120 calendar days before the date that the Company’s proxy statement is released to stockholders in connection with the 2007 Annual Meeting, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; and

•	not earlier than 120 calendar days and not later than the close of business on the 90th calendar day prior to the first anniversary of the 2007 Annual Meeting, if the proposal is submitted pursuant to the Company’s Amended and Restated Bylaws, in which case we are not required to include the proposal in our proxy materials.
     The Company is not required to include in its proxy statement and form of proxy a stockholder proposal that fails to meet the requirements for stockholders set forth in its Amended and Restated Bylaws and/or established by the regulations of the SEC.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own more than ten percent of the Company’s Common Stock (“Section 16 Persons”) to file reports of ownership and changes in ownership in the Company’s Common Stock with the SEC and Nasdaq. Based on the Company’s records and other information the Company believes that all Section 16(a) filing requirements for the Section 16 Persons have been complied with during or with respect to the fiscal year ended December 30, 2006, except for the Form 4 of David Pritchett, our Senior Vice President—Retail Operations, which was filed late.
* * *

Appendix A
GOLFSMITH INTERNATIONAL HOLDINGS, INC.
AUDIT COMMITTEE CHARTER
          The Board of Directors (the “Board”) of Golfsmith International Holdings, Inc. (the “Company”) has constituted and established an Audit Committee (the “Committee”) with the authority, responsibility and specific duties as described in this Audit Committee Charter (the “Charter”).
I. Purpose
          The purpose of the Committee is to assist the Board in (i) its oversight of the integrity of the Company’s financial statements and other published financial information, (ii) monitoring the performance of the Company’s financial reporting process, and (iii) monitoring the Company’s compliance with legal and regulatory requirements and corporate policies and controls. In addition, the Committee shall select and retain, on behalf of the Company, subject to stockholder ratification, if applicable, the independent auditors and approve all fees paid to the independent auditors.
          The purposes and provisions specified in this Charter are meant to serve as guidelines, and the Committee is delegated the authority to adopt such additional procedures and standards as it deems necessary from time to time to fulfill its responsibilities. Unless otherwise prescribed in this Charter, the rules and procedures applicable to the operation of the Board shall apply to the operation of the Committee with any necessary changes. Nothing herein is intended to expand applicable standards of liability under state or federal law for directors of a Company.
          The Committee relies on the expertise and knowledge of management and the independent auditor in carrying out its oversight responsibilities. Management of the Company is responsible for determining the Company’s financial statements are complete, accurate and in accordance with generally accepted accounting principles. The independent auditor is responsible for auditing the Company’s financial statements. It is not the duty of the Committee to plan or conduct audits, to determine that the financial statements are complete and accurate and in accordance with generally accepted accounting principles, to conduct investigations, or to assure compliance with laws and regulations or the Company’s standards of business conduct, codes of ethics, internal policies, procedures and controls.
II. Membership
          Unless otherwise permitted by applicable law or the rules of the Nasdaq National Market and determined by the Board, the members of the Committee shall consist of three or more members of the Board as follows: At the time of the Company’s initial public offering (“IPO”), one member of the Committee shall qualify as an “independent director” under applicable law and the listing requirements of the Nasdaq National Market. Ninety days following the IPO, a majority of the Committee shall qualify as “independent directors.” Within one year following the IPO, all members of the Committee shall qualify as “independent directors.”
          All of the members of the Committee shall be financially literate as determined by the Board in its business judgment. At least one member of the Committee shall be a “financial expert” under the listing requirements of the Nasdaq National Market and the rules of the Securities and Exchange Commission (“SEC”) as determined by the Board in its business judgment.
          The Committee’s members shall be appointed by and serve at the discretion of the Board. Members shall serve until their successors are duly designated and qualified. Any vacancy in the Committee occurring for any cause whatsoever may be filled by a majority of the Board then in office.

          The Committee’s chairperson shall be designated by the Board. A majority of the members of the Committee shall constitute a quorum for the transaction of business and the act of a majority of those present at any meeting at which there is a quorum shall be the act of the Committee.
III. Meetings and Authority
          The Committee shall meet at least once each fiscal quarter or more frequently as circumstances require. The Committee may ask members of management or others to attend the meeting and provide pertinent information, as necessary.
          The Committee shall meet separately at such times as it deems appropriate with management and representatives of the independent auditor to discuss any matters that the Committee or any of these persons or firms believe should be discussed privately. It is the responsibility of the Committee to maintain free and open communication between the Committee, the independent auditor and management of the Company.
          The Committee shall have the power to retain, without Board approval and at the Company’s expense, and terminate, as it deems appropriate, outside counsel, and other experts and consultants to assist the Committee in connection with its responsibilities, and shall have the sole authority to approve such firms’ fees and other retention terms.
          The Committee may delegate its authority to subcommittees established from time to time by the Committee, which subcommittees shall consist of one or more members of the Committee and shall report to the Committee; provided, however, that in the event the Committee delegates to a subcommittee its authority to pre-approve audit and permitted non-audit services, any determination by the subcommittee to grant such pre-approvals shall be presented to the full Committee at its next scheduled meeting.
IV. Duties and Responsibilities
          The Committee shall have the power and authority of the Board to perform the following duties and to fulfill the following responsibilities:
Independent Auditor:
1.	Retain and terminate the independent auditor subject, if applicable, to stockholder ratification. In making its determination regarding the retention or termination of the independent auditor and otherwise as it deems necessary, the Committee shall:

a.	obtain and review a written report by the independent auditors describing (a) the firm’s internal quality-control procedures; and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting any independent audit carried out by the firm, and any steps taken to deal with any such issues, and (ii) review the independent auditors’ work throughout the year, including obtaining the opinions of management;

b.	receive written statements from the independent auditor delineating all relationships between the independent auditor and the Company, discuss with the independent auditor any disclosed relationships or services that may impact the objectivity and independence of the independent auditor, and recommend any appropriate actions to be taken; and

c.	review the independent auditor’s written submission to the Company of annual fees billed.

2.	Pre-approve, or adopt procedures to pre-approve, all audit and all non-audit services, and related fees and terms, permitted to be provided to the Company by the independent auditor under applicable law and regulations. The pre-approval of auditing and non-auditing services can be carried out with input from, but no delegation of authority to, management.

3.	Discuss with management the timing and process for the rotation of the lead audit partner and the reviewing partner as required by applicable law and rules.

4.	Establish policies for hiring employees or former employees of the independent auditor in accordance with applicable law and regulations.
Internal Accounting and Financial Controls:
1.	Review with management and the independent auditor, the Company’s policies and procedures relative to the adequacy of internal accounting and financial controls.

2.	Evaluate whether management is effectively communicating the importance of internal accounting and financial control effectiveness.

3.	Determine whether internal accounting and financial control improvement recommendations made by the independent auditor have been appropriately implemented in a timely manner by management.
Financial Reporting:
1.	Review with the independent auditor: (i) the scope and results of the audit; (ii) any problems or difficulties that the auditor encountered in the course of the audit work, and management’s response; and (iii) any questions, comments or suggestions the auditor may have relating to the internal controls and accounting practices and procedures, of the Company.

2.	Periodically review and discuss with management and the independent auditor significant accounting and reporting issues, including financial reporting pronouncements and proposals, and understand their impact on the Company’s financial statements.

3.	Review with management and the independent auditor the annual and quarterly financial statements of the Company, including: the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; any material changes in accounting principles or practices used in preparing the financial statements prior to the filing of a report on Form 10-K or 10-Q with the SEC; and the items required by Statement of Auditing Standards 61 as in effect at that time in the case of the annual statements and Statement of Auditing Standards 100 as in effect at that time in the case of the quarterly statements

4.	Discuss with management generally the types of information (including financial earnings guidance) to be disclosed in earnings press releases and earnings calls, as well as to analysts and rating agencies.

5.	Discuss with the independent auditors the matters required by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit effort, restrictions on the scope of procedures or access to requested information and any significant disagreements with management.

6.	Prepare the “Report of the Audit Committee” included in the Company’s annual proxy statement.

7.	Receive periodic reports from the independent auditor regarding:
a.	critical accounting policies and practices;

b.	all alternative treatments of financial information within generally accepted accounting principles, ramifications of the use of alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

c.	other material written communications between the independent auditor and management, including any management letter or schedule of adjusted differences.
8.	Review and discuss with the independent auditor, the independent auditor’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles.

9.	Review with the Company’s general counsel (the “General Counsel”) legal and regulatory matters that could have a material impact on the financial statements.

10.	Establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters, and review any complaints or concerns received pursuant to such procedures.

11.	Review with management and the independent auditor (i) the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, and (ii) the processes followed for assessment of internal controls under Section 404 of the Sarbanes-Oxley Act of 2002.

12.	Review with management and the independent auditor risks of material misstatements due to fraud, and the process and controls implemented by the Company to manage the risks.
Legal Compliance:
Review and monitor, as appropriate, (i) litigation or other legal matters that could have a significant impact on the Company’s financial results, (ii) significant findings of any examination by regulatory authorities or agencies, in the areas of securities, accounting or tax, such as the SEC or the Internal Revenue Service, and (iii) the Company’s disclosure controls and procedures. The Committee shall be fully entitled to rely on reports that it receives and shall be under no obligation to conduct any independent investigation or verification.
Other Responsibilities:
1.	Periodically review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for consideration and approval.

2.	Conduct an annual self-performance evaluation of the Committee.

3.	Review and approve related party transactions in accordance with the listing requirements of the Nasdaq National Market or as referred by the Board.

4.	Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities.
V. Reporting
          The Committee will apprise the Board regularly of significant developments in the course of performing the above responsibilities and duties.
Last amended: June 15, 2006

Whether or not you plan to attend the Annual Meeting, please complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope or follow the alternate voting procedures described on the proxy.
Golfsmith International Holdings, Inc.
ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 10, 2007
This Proxy is solicited by the Board of Directors of Golfsmith International Holdings, Inc. (GOLF)
for use at the Annual Meeting on May 10, 2007.
     By signing this proxy, you revoke all prior proxies and appoint Mr. Thompson and Mr. Wood, and each of them, with each having the full power to appoint his substitute, to represent and to vote all the shares of Common Stock of Golfsmith International Holdings, Inc. you held in your account on April 11, 2007, at the Annual Meeting of Stockholders of Golfsmith International Holdings, Inc., and any adjournment or postponement of such meeting, in the manner specified on this proxy. In their discretion, Mr. Thompson and Mr. Wood are also authorized to vote upon such other matters as may properly come before the meeting. Management presently is not aware of any such matters to be presented for action.
The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:	☐ Vote FOR all	☐ Vote WITHHELD
	nominees	from all nominees
(except as marked)

(INSTRUCTIONS: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) on the line below.)

(Continued and to be dated and signed on reverse side)
2.	The ratification of the selection of Ernst & Young LLP as independent auditors of the Company for 2007.
☐ FOR            ☐ AGAINST            ☐ ABSTAIN
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box ☐
Indicate change below:

Date: , 2007

Signature

Signature(s)

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.
Mark, sign and date your proxy card, and return it in the postage-paid envelope we’ve provided or return it to Golfsmith International Holdings, Inc., c/o National City Bank, P.O. Box 535300, Pittsburgh, PA 15253-9873.